Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY QUARTERLY EARNINGS

EL DORADO, Arkansas, November 2, 2011 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the third quarter of 2011 was $406.1 million ($2.09 per diluted share) compared to net income of $202.8 million ($1.05 per diluted share) in the third quarter of 2010. Net income in the third quarter of 2011 included income from discontinued operations of $70.4 million ($0.36 per diluted share), while the 2010 third quarter included income from discontinued operations of $5.4 million ($0.03 per diluted share). The Company’s wholly-owned subsidiary sold the Superior, Wisconsin and Meraux, Louisiana refineries on September 30, 2011 and October 1, 2011, respectively. Beginning in the third quarter of 2011, the results of operations related to the Superior and Meraux refineries have been reported as discontinued operations for all periods presented. The after-tax net gain from disposal of the two refineries netted to $16.9 million.

Excluding discontinued operating results, income from continuing operations was $335.7 million ($1.73 per diluted share) in the third quarter of 2011 and $197.4 million ($1.02 per diluted share) in the same quarter of 2010. Results in 2011 improved in comparison to 2010 due to higher sales prices for crude oil production, stronger U.S. retail gasoline station profits and favorable impacts from transactions denominated in foreign currencies.

For the first nine months of 2011, net income totaled $986.6 million ($5.07 per diluted share) compared to $624.0 million ($3.24 per diluted share) for the same period in 2010. Net income included discontinued operations income of $132.4 million ($0.68 per diluted share) in the 2011 period and a loss from discontinued operations of $6.1 million ($0.03 loss per diluted share) in 2010. Income from continuing operations in the nine-month periods of 2011 and 2010 totaled $854.2 million ($4.39 per diluted share) and $630.1 million ($3.27 per diluted share), respectively.

Net Income

	Three Mos. Ended September 30		Nine Mos. Ended September 30
(Millions of Dollars)	2011	2010	2011	2010
Exploration and Production	$261.9	186.7	765.6	652.8
Refining and Marketing	68.9	45.2	129.3	110.8
Corporate	4.9	(34.5)	(40.7)	(133.5)

Income from continuing operations	335.7	197.4	854.2	630.1
Income (loss) from discontinued operations	70.4	5.4	132.4	(6.1)

Net income	$406.1	202.8	$986.6	624.0

Income per Common share - Diluted:
Income from continuing operations	$1.73	1.02	4.39	3.27
Net income	$2.09	1.05	5.07	3.24

Third Quarter 2011 vs. Third Quarter 2010

Exploration and Production (E&P)

The Company’s income contribution from E&P operations was $261.9 million in the third quarter of 2011 compared to $186.7 million in the same quarter of 2010. The

$75.2 million increase in earnings in the 2011 quarter compared to 2010 was primarily attributable to higher sales prices for crude oil and Sarawak natural gas. The 2011 quarter also benefited by $11.1 million from net income tax matters. A tax benefit of $25.6 million was recorded in Malaysia in the 2011 quarter based on a determination that past costs incurred in Block P are deductible against taxable income of Block K. Also, in the third quarter 2011 the U.K. government enacted a 12% supplemental tax on earnings of oil and gas companies retroactive to April 1, 2011. The impact of this tax increase was a charge of $14.5 million, primarily due to an increase in recorded deferred income tax liabilities.

E&P Metrics

	Three Mos. Ended September 30		Nine Mos. Ended September 30
	2011	2010	2011	2010
Oil Production Volume – Bbls. per day	96,437	119,899	101,269	130,244
Natural Gas Sales Volume – MCF per day	470,183	371,005	447,044	354,038
Total BOE Production Volume – BOE per day	174,801	181,733	175,776	189,250
Average Realized Oil Sales Price – $ per Bbl.	$95.95	65.45	94.36	65.06
Average Realized North American Natural Gas Sales Price – $ per MCF	$4.20	4.24	4.26	4.48
Average Realized Sarawak Natural Gas Sales Price – $ per MCF	$7.54	5.71	6.76	5.20

Exploration expenses totaled $85.7 million in the third quarter 2011, up from $62.0 million in the 2010 quarter. The increase was primarily attributable to a dry hole and 3D seismic acquired on Block CA-2, offshore Brunei, plus other geophysical costs on the Central Dohuk and Baranan licenses in the Kurdistan Region of Iraq. These exploration expenses were partially offset by lower 3D seismic costs in Republic of the Congo in 2011 and no repeat of dry hole costs incurred in 2010 in the U.K.

Worldwide production totaled 174,801 barrels of oil equivalent per day in the 2011 third quarter, down from 181,733 barrels of oil equivalent per day in the 2010 quarter. Crude oil, condensate and gas liquids production was 96,437 barrels per day in the 2011 quarter compared to 119,899 barrels per day in 2010. The reduction in oil production in the 2011 quarter was mostly attributable to the Kikeh field, offshore Sabah, Malaysia, where wells have been shut-in or curtailed for workovers. A workover program is in progress at Kikeh and results to date have been encouraging. Natural gas sales volumes averaged 470 million cubic feet per day in quarter three 2011, up from 371 million cubic feet per day in the prior year’s quarter. The 2011 increase was primarily attributable to higher gas volumes produced at Tupper West in British Columbia and offshore Sarawak, Malaysia. Gas production commenced at Tupper West during the first quarter 2011.

The average sales price for the Company’s crude oil, condensate and gas liquids was $95.95 per barrel in 2011 third quarter, up from $65.45 per barrel in the 2010 quarter. Natural gas sales prices in North America averaged $4.20 per thousand cubic feet (MCF) in the 2011 quarter, down slightly from $4.24 per MCF in the 2010 quarter. Natural gas sold from fields offshore Sarawak, Malaysia averaged $7.54 per MCF in the 2011 quarter compared to $5.71 per MCF in the 2010 quarter.

Refining and Marketing (R&M)

The Company’s refining and marketing business generated a quarterly profit from continuing operations of $68.9 million in the third quarter 2011 compared to a profit of $45.2 million in the 2010 third quarter. As previously noted, the Company is now presenting the results of its U.S. refining and associated terminal assets sold as discontinued operations. Those results are excluded from the R&M results of continuing operations above. The U.S. R&M segment now includes retail marketing operations, two ethanol production facilities and continued wholesale marketing and trading operations retained after the sale of U.S. refining operations. U.S. R&M continuing operations generated earnings of $88.0 million in the third quarter of 2011 compared to earnings of $59.0 million in the 2010 quarter. The earnings increase for this business in 2011 was principally a result of stronger retail marketing margins compared to the prior year. U.S. retail marketing margins averaged 20.0 cents per gallon in the 2011 quarter compared to 13.7 cents per gallon in the 2010 quarter. The U.K. R&M operations continued to suffer from weak N.W. European refining margins and posted a net loss of $19.1 million in the 2011 quarter. The comparative 2010 net loss was $13.8 million in the U.K.

R&M Metrics

	Three Mos. Ended September 30		Nine Mos. Ended September 30
	2011	2010	2011	2010
Total Refinery Inputs – Bbls. per day*	314,348	267,988	307,714	215,285
Total Petroleum Product Sales – Bbls. per day*	594,619	584,306	586,928	524,092
U.S. Refining Unit Margin – Per Bbl.*	$4.82	0.23	3.45	(0.68)
U.S. Retail Fuel Margin – Per Gallon	$0.200	0.137	0.165	0.128
U.K. R&M Unit Margin – Per Bbl.	$(1.66)	(1.84)	(1.37)	(1.75)

* Includes discontinued operations associated with sold U.S. refineries.

Corporate

Corporate function results were net benefits of $4.9 million in the third quarter of 2011, significantly favorable to the net cost of $34.5 million in the 2010 third quarter. The favorable variance in 2011 was primarily related to markedly improved effects for transactions denominated in foreign currencies. The 2011 quarter included an after-tax benefit from foreign currencies of $28.3 million, compared to after-tax costs of $15.8 million in the 2010 quarter. The current period foreign currency benefit was primarily attributable to a weakening of the Malaysian ringgit against the U.S. dollar, which led to a reduction of income tax liabilities that are to be paid in the local currency. The favorable effect of foreign currencies was partially offset by higher net interest expense in the 2011 quarter, which was associated with both higher average borrowing levels and lower amounts of interest capitalized to oil and natural gas development projects.

Discontinued Operations

Income from discontinued operations was $70.4 million in the third quarter 2011, including operating profits of $53.5 million and a net gain on sale of the two U.S. refineries of $16.9 million, including a gain on the Superior refinery (including associated inventories) of $91.1 million and a loss on the Meraux refinery (including associated inventories) estimated at $74.2 million. A loss on the sale of Meraux has been recorded in the third quarter 2011 because the Meraux business unit qualified for accounting purposes as an asset held for sale, which requires losses to be recorded when they can be estimated based on net realizable sales proceeds. Operating profits in 2011 bested the 2010 profits of $5.4 million due to much stronger refining margins in the 2011 quarter. The net gain on disposal was based on refinery selling prices of $325 million for Meraux and $214 million for Superior, plus the sales of all associated inventories at fair value, which was significantly above the last-in, first-out carrying value of the inventories sold.

First Nine Months 2011 vs. First Nine Months 2010

Exploration and Production (E&P)

The Company’s E&P operations earned $765.6 million in the first nine months of 2011 compared to $652.8 million in the same period of 2010. The improvement in year-to-date 2011 earnings versus 2010 was primarily attributable to higher crude oil sales prices and higher natural gas sales volumes and prices at Sarawak fields in the current period. The 2011 period also included a $13.1 million after-tax gain on sale of gas storage assets in Spain and $11.1 million of net income tax benefits. Unfavorable effects in 2011 included lower oil sales volumes and higher production and exploration expenses. Production expenses rose in 2011 due to an ongoing well workover program at the Kikeh field and higher production at onshore fields in the Eagle Ford Shale area in the U.S. and the Montney area of Western Canada.

Total exploration expense was $304.5 million in 2011, up from $181.5 million in 2010. The higher current-year costs were principally associated with unsuccessful wildcat drilling in Indonesia, Suriname and Brunei, plus higher geophysical and lease amortization costs for the Baranan and Central Dohuk licenses in the Kurdistan Region of Iraq. These were partially offset by lower 2011 exploration costs in Malaysia and Republic of the Congo.

Total worldwide production in 2011 was 175,776 barrels of oil equivalent per day, down from 189,250 barrel equivalents in 2010. Total crude oil, condensate and gas liquids production averaged 101,269 barrels per day in 2011, compared to 130,244 barrels per day in 2010. The decline was mostly attributable to lower gross production at Kikeh, where several wells were shut-in or curtailed for workovers. Oil volumes were lower in 2011 in the U.S. due to field decline at Thunder Hawk in the Gulf of Mexico. Natural gas sales volumes increased from 354 million cubic feet per day in 2010 to 447 million cubic feet per day in 2011. The 2011 increase was primarily attributable to start-up of gas production at Tupper West during the first quarter 2011. In addition, gas sales volumes increased in 2011 at fields offshore Sarawak, Malaysia.

The average sales price for crude oil and other liquids was $94.36 per barrel in 2011, compared to $65.06 per barrel in 2010. North American natural gas was sold at an average price of $4.26 per MCF in 2011, down from the 2010 average of $4.48 per MCF. However, natural gas volumes produced offshore Sarawak were sold for $6.76 per MCF in 2011, up from $5.20 per MCF in the prior year.

Refining and Marketing (R&M)

The Company’s refining and marketing continuing operations generated a profit of $129.3 million in the first nine months of 2011 compared to a profit of $110.8 million in 2010. Operating results for the U.S. R&M business improved in 2011 versus the prior year due to better retail marketing margins. U.S. profits were $172.9 million in the first nine months of 2011 compared to $135.2 million in the 2010 period. Per gallon margins for retail operations were 16.5 cents in 2011 compared to 12.8 cents in 2010. The U.K. R&M business had a net loss of $43.6 million in the 2011 nine months compared to a loss of $24.4 million in 2010.

Corporate

Corporate after-tax costs were $40.7 million in the first nine months of 2011 compared to costs of $133.5 million in the 2010 period. The significant favorable variance in 2011 compared to 2010 was mostly attributable to improved effects of transactions denominated in foreign currencies in the current period. The after-tax benefits from transactions in foreign currencies were $32.2 million in the 2011 nine months compared to after-tax costs of $58.8 million in 2010. The 2011 period had higher administrative costs compared to 2010, primarily associated with more employee compensation expense in the later period.

Discontinued Operations

Income from discontinued operations associated with the two U.S. refineries sold near the end of the third quarter 2011 was a profit of $132.4 million in the nine months of 2011 compared to a loss of $6.1 million in the 2010 period. The 2011 profit included a $16.9 million net gain on sale of the U.S. refineries, including associated marketing assets and inventories. The improvement in 2011 results was primarily due to significantly improved refining margins coupled with higher crude oil throughputs at the refineries in the 2011 period.

David M. Wood, President and Chief Executive Officer, commented, “We’re pleased to have recently completed our entry into the Baranan exploration license, at a 25% working interest, in the Kurdistan Region of Iraq. Drilling plans are moving forward with operations expected to commence in early 2012. Following the first well in Brunei Block CA-2, which found hydrocarbons in noncommercial quantities, we are presently drilling the second well on that block, and have just commenced drilling on the first CA-1 well, with many promising prospects left to drill across this acreage. Activities on the Company’s North American resource acreage will be further expanded in coming months with the addition of two rigs in the Eagle Ford Shale oil window. The workover program at Kikeh is proving successful with production from the field exceeding our anticipated volume in the just completed third quarter. Additionally, our U.S. retail marketing business contributed another quarter of strong profits. Murphy’s partnership with Walmart to provide customers a deep discount gasoline offer continues through Christmas Eve and is being well received. We are pleased to have completed the sale of the two U.S. refineries at the end of the third quarter as this was an important step in our repositioning efforts. We will now refocus on selling our U.K. downstream assets in 2012.

“We anticipate total worldwide production volumes of 198,000 barrels of oil equivalent per day in the fourth quarter of 2011. Sales volumes of oil and natural gas are projected to average 193,000 barrels of oil equivalent per day in the fourth quarter 2011. We anticipate a year-end exit rate near 218,000 barrel equivalents per day. At the present time, we expect net income in the fourth quarter to range between $1.35 and $1.70 per diluted share. The fourth quarter estimate includes projected exploration expense ranging between $75 million and $150 million during the quarter, and earnings from our continuing downstream businesses of approximately $40 million. Results could vary based on commodity prices, drilling results, timing of crude oil and natural gas sales, refining and marketing margins, and foreign exchange movements.”

The public is invited to access the Company’s conference call to discuss third quarter 2011 results on Thursday, November 3 at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy Oil’s Web site at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-888-300-2343. The telephone reservation number for the call is 8833484. Replays of the call will be available through the same address on Murphy Oil’s Web site, and a recording of the call will be available through November 7 by calling 1-888-203-1112 and referencing reservation number 8833484. Audio downloads will also be available on the Murphy Web site through December 1 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the third quarter and nine months of 2011 with comparisons to 2010 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2010 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	September 30, 2011		September 30, 2010*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$173.2	38.2	155.2	14.6
Canada	350.1	102.3	204.0	39.1
Malaysia	484.8	197.7	453.4	167.6
United Kingdom	20.2	(11.5)	28.0	4.9
Republic of the Congo	43.7	(.7)	46.6	(20.2)
Other	—	(64.1)	.4	(19.3)

	1,072.0	261.9	887.6	186.7

Refining and marketing
United States	4,629.2	88.0	3,424.6	59.0
United Kingdom	1,552.1	(19.1)	930.5	(13.8)

	6,181.3	68.9	4,355.1	45.2

	7,253.3	330.8	5,242.7	231.9
Intersegment transfers elimination	(42.7)	—	(33.5)	—

	7,210.6	330.8	5,209.2	231.9
Corporate	29.8	4.9	(8.9)	(34.5)

Revenue/income from continuing operations	7,240.4	335.7	5,200.3	197.4
Discontinued operations, net of tax	—	70.4	—	5.4

Total revenues/net income	$7,240.4	406.1	5,200.3	202.8

	Nine Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2010*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$539.7	106.8	497.8	47.8
Canada	965.1	284.5	667.8	150.6
Malaysia	1,442.1	559.5	1,386.7	499.3
United Kingdom	83.9	6.8	109.5	29.9
Republic of the Congo	111.4	(.4)	100.3	(26.6)
Other	24.4	(191.6)	3.0	(48.2)

	3,166.6	765.6	2,765.1	652.8

Refining and marketing
United States	13,356.1	172.9	10,083.5	135.2
United Kingdom	4,499.0	(43.6)	1,889.5	(24.4)

	17,855.1	129.3	11,973.0	110.8

	21,021.7	894.9	14,738.1	763.6
Intersegment transfers elimination	(137.4)	—	(73.9)	—

	20,884.3	894.9	14,664.2	763.6
Corporate	43.7	(40.7)	(58.6)	(133.5)

Revenue/income from continuing operations	20,928.0	854.2	14,605.6	630.1
Discontinued operations, net of tax	—	132.4	—	(6.1)

Total revenues/net income	$20,928.0	986.6	14,605.6	624.0

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

		Canada			United	Republic
(Millions of dollars)	United States	Conven- tional	Syn- thetic	Malaysia	King- dom	of the Congo	Other	Total
Three Months Ended September 30, 2011
Oil and gas sales and other revenues	$173.2	219.6	130.5	484.8	20.2	43.7	—	1,072.0
Production expenses	41.4	43.7	59.2	116.5	9.3	11.4	—	281.5
Depreciation, depletion and amortization	40.8	75.1	13.5	83.0	1.6	26.7	.5	241.2
Accretion of asset retirement obligations	2.5	1.2	1.8	2.7	.7	.1	.1	9.1
Exploration expenses
Dry holes	—	—	—	—	—	—	13.3	13.3
Geological and geophysical	3.8	.9	—	3.7	.1	.9	24.5	33.9
Other	.8	.3	—	—	.1	—	7.2	8.4

	4.6	1.2	—	3.7	.2	.9	45.0	55.6
Undeveloped lease amortization	14.0	7.4	—	—	—	—	8.7	30.1

Total exploration expenses	18.6	8.6	—	3.7	.2	.9	53.7	85.7

Selling and general expenses	10.4	3.9	.3	(1.1)	.7	.5	9.9	24.6

Results of operations before taxes	59.5	87.1	55.7	280.0	7.7	4.1	(64.2)	429.9
Income tax provisions (benefits)	21.3	26.9	13.6	82.3	19.2	4.8	(.1)	168.0

Results of operations (excluding corporate overhead and interest)	$38.2	60.2	42.1	197.7	(11.5)	(.7)	(64.1)	261.9

Three Months Ended September 30, 2010
Oil and gas sales and other revenues	$155.2	121.0	83.0	453.4	28.0	46.6	.4	887.6
Production expenses	34.5	23.0	52.9	87.0	6.4	21.2	—	225.0
Depreciation, depletion and amortization	66.5	41.7	10.8	94.2	5.0	25.8	.4	244.4
Accretion of asset retirement obligations	1.8	1.2	1.5	2.5	.6	.1	.2	7.9
Exploration expenses
Dry holes	(.2)	—	—	—	5.7	(.3)	—	5.2
Geological and geophysical	2.1	.1	—	.9	.1	15.0	3.3	21.5
Other	.6	.1	—	—	—	—	6.2	6.9

	2.5	.2	—	.9	5.8	14.7	9.5	33.6
Undeveloped lease amortization	18.5	8.7	—	—	—	—	1.2	28.4

Total exploration expenses	21.0	8.9	—	.9	5.8	14.7	10.7	62.0

Terra Nova working interest redetermination	—	4.5	—	—	—	—	—	4.5
Selling and general expenses	9.3	2.4	.3	.3	.7	(.5)	8.4	20.9

Results of operations before taxes	22.1	39.3	17.5	268.5	9.5	(14.7)	(19.3)	322.9
Income tax provisions	7.5	12.7	5.0	100.9	4.6	5.5	—	136.2

Results of operations (excluding corporate overhead and interest)	$14.6	26.6	12.5	167.6	4.9	(20.2)	(19.3)	186.7

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

		Canada			United	Republic
	United	Conven-	Syn-		King-	of the
(Millions of dollars)	States	tional	thetic	Malaysia	dom	Congo	Other	Total
Nine Months Ended September 30, 2011
Oil and gas sales and other revenues	$539.7	574.8	390.3	1,442.1	83.9	111.4	24.4	3,166.6
Production expenses	118.9	112.0	176.0	304.3	23.8	28.2	—	763.2
Depreciation, depletion and amortization	132.1	199.3	40.1	254.7	9.9	64.5	1.3	701.9
Accretion of asset retirement obligations	7.4	3.7	5.7	8.0	2.3	.4	.3	27.8
Exploration expenses
Dry holes	.6	—	—	—	—	2.9	115.1	118.6
Geological and geophysical	24.4	3.4	—	9.5	.4	2.5	27.0	67.2
Other	8.1	.9	—	—	.3	.1	18.7	28.1

	33.1	4.3	—	9.5	.7	5.5	160.8	213.9
Undeveloped lease amortization	52.3	21.4	—	—	—	—	16.9	90.6

Total exploration expenses	85.4	25.7	—	9.5	.7	5.5	177.7	304.5

Terra Nova working interest redetermination	—	(5.4)	—	—	—	—	—	(5.4)
Selling and general expenses	30.8	10.5	.7	(1.1)	2.4	.8	28.0	72.1

Results of operations before taxes	165.1	229.0	167.8	866.7	44.8	12.0	(182.9)	1,302.5
Income tax provisions	58.3	68.6	43.7	307.2	38.0	12.4	8.7	536.9

Results of operations (excluding corporate overhead and interest)	$106.8	160.4	124.1	559.5	6.8	(.4)	(191.6)	765.6

Nine Months Ended September 30, 2010
Oil and gas sales and other revenues	$497.8	397.1	270.7	1,386.7	109.5	100.3	3.0	2,765.1
Production expenses	101.0	75.3	152.4	241.1	20.6	47.7	—	638.1
Depreciation, depletion and amortization	222.0	134.8	33.0	291.0	19.1	47.9	1.0	748.8
Accretion of asset retirement obligations	5.2	3.6	4.7	7.2	1.7	.2	.4	23.0
Exploration expenses
Dry holes	(.1)	—	—	30.5	5.7	(.6)	(.5)	35.0
Geological and geophysical	19.2	.6	—	1.9	.6	18.4	6.7	47.4
Other	6.3	.3	—	—	.2	—	15.5	22.3

	25.4	.9	—	32.4	6.5	17.8	21.7	104.7
Undeveloped lease amortization	49.7	23.4	—	—	—	—	3.7	76.8

Total exploration expenses	75.1	24.3	—	32.4	6.5	17.8	25.4	181.5

Terra Nova working interest redetermination	—	15.4	—	—	—	—	—	15.4
Selling and general expenses	22.7	8.9	.7	.6	2.3	(1.1)	23.6	57.7

Results of operations before taxes	71.8	134.8	79.9	814.4	59.3	(12.2)	(47.4)	1,100.6
Income tax provisions	24.0	41.3	22.8	315.1	29.4	14.4	.8	447.8

Results of operations (excluding corporate overhead and interest)	$47.8	93.5	57.1	499.3	29.9	(26.6)	(48.2)	652.8

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010*	2011	2010*
Revenues	$7,240,443	5,200,334	20,928,041	14,605,643

Costs and expenses
Crude oil and product purchases	5,727,873	3,990,497	16,633,221	11,015,394
Operating expenses	521,864	437,926	1,471,901	1,218,625
Exploration expenses	85,688	62,046	304,500	181,503
Selling and general expenses	73,561	63,892	220,753	189,416
Depreciation, depletion and amortization	272,914	272,621	793,445	828,918
Accretion of asset retirement obligations	9,351	8,104	28,494	23,561
Redetermination of Terra Nova working interest	—	4,491	(5,351)	15,353
Interest expense	17,329	12,751	41,648	41,453
Interest capitalized	(2,475)	(4,708)	(11,547)	(11,069)

	6,706,105	4,847,620	19,477,064	13,503,154

Income from continuing operations before income taxes	534,338	352,714	1,450,977	1,102,489
Income tax expense	198,597	155,277	596,778	472,411

Income from continuing operations	335,741	197,437	854,199	630,078
Income (loss) from discontinued operations, net of income taxes	70,373	5,395	132,431	(6,066)

Net income	$406,114	202,832	986,630	624,012

Income (loss) per Common share - Basic
Continuing operations	$1.74	1.03	4.42	3.29
Discontinued operations	0.36	0.03	0.68	(0.03)

Net income	$2.10	1.06	5.10	3.26

Income (loss) per Common share - Diluted
Continuing operations	$1.73	1.02	4.39	3.27
Discontinued operations	0.36	0.03	0.68	(0.03)

Net income	$2.09	1.05	5.07	3.24

Cash dividends per Common share	$0.275	0.275	0.825	0.775
Average Common shares outstanding (thousands)
Basic	193,518	191,944	193,343	191,577
Diluted	194,411	193,438	194,549	192,866

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(Thousands of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010[1]	2011	2010[1]
Operating Activities
Net income	$406,114	202,832	986,630	624,012
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(70,373)	(5,395)	(132,431)	6,066
Depreciation, depletion and amortization	272,914	272,621	793,445	828,918
Amortization of deferred major repair costs	5,717	5,220	17,357	10,047
Expenditures for asset retirements	(1,958)	(9,096)	(18,399)	(34,376)
Dry hole costs	13,278	5,204	118,585	35,045
Amortization of undeveloped leases	30,093	28,438	90,623	76,816
Accretion of asset retirement obligations	9,351	8,104	28,494	23,561
Deferred and noncurrent income tax charges	115,897	12,845	125,461	38,939
Pretax gain from disposition of assets	(60)	(208)	(23,192)	(997)
Net (increase) decrease in operating working capital other than cash and cash equivalents	143,789	167,457	(309,436)	417,237
Other - net	(33,655)	44,762	36,121	123,663

Net cash provided by continuing operations	891,107	732,784	1,713,258	2,148,931
Net cash provided by discontinued operations	65,268	20,354	163,489	51,950

Net cash provided by operating activities	956,375	753,138	1,876,747	2,200,881

Investing Activities
Property additions and dry holes	(626,573)	(598,628)	(1,853,939)	(1,532,446)
Proceeds from sale of assets	91	403	27,629	2,195
Purchases of investment securities[2]	(557,715)	(599,583)	(1,233,321)	(1,862,609)
Proceeds from maturity of investment securities[2]	602,093	772,096	1,356,175	2,011,386
Expenditures for major repairs	(2,826)	(6,823)	(2,826)	(58,453)
Investing activities of discontinued operations, including proceeds from sale of Superior refining and associated inventories	386,283	(20,847)	354,238	(116,757)
Other - net	2,827	(8,115)	7,150	(31,225)

Net cash required by investing activities	(195,820)	(461,497)	(1,344,894)	(1,587,909)

Financing Activities
Increase (decrease) in notes payable	(210,010)	(125,009)	384,970	(247,028)
Repayment of nonrecourse debt of a subsidiary	—	(79,731)	—	(82,000)
Proceeds from exercise of stock options and employee stock purchase plans	345	11,302	8,245	26,100
Excess tax benefits related to exercise of stock options	51	9,102	4,119	9,585
Withholding tax on stock-based incentive awards	—	—	(8,014)	(5,170)
Issue cost of debt facility	(947)	—	(8,619)	—
Cash dividends paid	(53,217)	(52,739)	(159,529)	(148,439)

Net cash provided (required) by financing activities	(263,778)	(237,075)	221,172	(446,952)

Effect of exchange rate changes on cash and cash equivalents	(19,042)	9,006	(9,869)	(4,772)

Net increase in cash and cash equivalents	477,735	63,572	743,156	161,248
Cash and cash equivalents at beginning of period	801,246	398,820	535,825	301,144

Cash and cash equivalents at end of period	$1,278,981	462,392	1,278,981	462,392

[1]	Reclassified to conform to current presentation.
[2]	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2010)

(Millions of dollars)

	Sept. 30,	Dec. 31,
	2011	2010
Total current assets	$4,460.6	3,550.7
Total current liabilities	3,463.8	2,930.9
Total assets	15,491.1	14,233.2
Long-term debt	974.5	939.4
Stockholders’ equity	8,888.4	8,199.6

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Capital expenditures
Exploration and production
United States	$144.1	64.7	516.5	335.1
Canada	232.1	232.5	657.6	583.5
Malaysia	176.9	175.0	419.1	380.4
Other	89.3	81.7	306.1	161.7

	642.4	553.9	1,899.3	1,460.7

Refining and marketing
United States[1]	37.9	104.2	118.6	230.2
United Kingdom	5.9	1.2	13.5	64.7

	43.8	105.4	132.1	294.9

Corporate	0.9	1.4	4.4	4.5

Total capital expenditures	687.1	660.7	2,035.8	1,760.1

Charged to exploration expenses[2]
United States	4.6	2.5	33.1	25.4
Canada	1.2	0.2	4.3	0.9
Malaysia	3.7	0.9	9.5	32.4
Other	46.1	30.0	167.0	46.0

Total charged to exploration expenses	55.6	33.6	213.9	104.7

Total capitalized	$631.5	627.1	1,821.9	1,655.4

[1]Includes capital expenditures of U.S. refineries presented as discontinued operations of	$16.7	20.8	48.1	79.2

[2]Excludes amortization of undeveloped leases of	$30.1	28.4	90.6	76.8

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net crude oil, condensate and gas liquids produced – barrels per day	96,437	119,899	101,269	130,244
United States	16,388	19,404	16,750	20,594
Canada – light	107	47	74	43
– heavy	7,097	5,749	6,875	6,048
– offshore	9,758	10,534	9,284	11,774
– synthetic	14,022	12,044	13,878	12,973
Malaysia	42,976	63,794	46,684	70,444
United Kingdom	1,502	2,831	2,313	3,669
Republic of the Congo	4,587	5,496	5,411	4,699

Net crude oil, condensate and gas liquids sold – barrels per day	93,394	122,574	98,663	133,304
United States	16,388	19,404	16,750	20,594
Canada – light	107	47	74	43
– heavy	7,097	5,749	6,875	6,048
– offshore	10,262	10,055	9,381	11,682
– synthetic	14,022	12,044	13,878	12,973
Malaysia	39,329	64,547	45,374	72,428
United Kingdom	1,643	3,394	2,371	4,742
Republic of the Congo	4,546	7,334	3,960	4,794

Net natural gas sold – thousands of cubic feet per day	470,183	371,005	447,044	354,038
United States	38,790	56,159	47,789	52,582
Canada	210,735	81,869	174,635	83,179
Malaysia – Sarawak	181,265	167,773	176,067	150,973
– Kikeh	36,291	59,538	44,147	61,559
United Kingdom	3,102	5,666	4,406	5,745

Total net hydrocarbons produced – equivalent barrels per day[1]	174,801	181,733	175,776	189,250
Total net hydrocarbons sold – equivalent barrels per day[1]	171,758	184,408	173,170	192,310

Weighted average sales prices
Crude oil, condensate and natural gas liquids – dollars per barrel[2]
United States	$102.05	73.10	102.33	74.53
Canada[3] – light	90.24	68.33	93.85	73.75
– heavy	49.78	46.09	55.08	49.29
– offshore	112.47	75.52	110.08	75.29
– synthetic	101.18	74.80	103.08	76.04
Malaysia[4]	93.85	60.35	89.86	58.90
United Kingdom	113.82	77.22	110.51	76.53
Republic of the Congo	104.43	70.73	103.05	71.09
Natural gas – dollars per thousand cubic feet
United States[2]	$4.36	4.51	4.32	4.75
Canada[3]	4.17	4.05	4.24	4.31
Malaysia – Sarawak	7.54	5.71	6.76	5.20
– Kikeh	0.23	0.23	0.24	0.23
United Kingdom[3]	10.06	7.24	10.00	6.33

[1]	Natural gas converted on an energy equivalent basis of 6:1.
[2]	Includes intracompany transfers at market prices.
[3]	U.S. dollar equivalent.
[4]	Prices are net of payments under the terms of the production sharing contracts for Blocks SK 309/311 and K.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Refining and Marketing
Refinery inputs – barrels per day	314,348	267,988	307,714	215,285
United States – discontinued operations	176,307	158,002	173,368	140,022
Crude oil – Meraux, Louisiana	135,991	111,543	133,918	99,333
– Superior, Wisconsin	36,426	36,568	35,407	34,050
Other feedstocks	3,890	9,891	4,043	6,639
United Kingdom	138,041	109,986	134,346	75,263
Crude oil – Milford Haven, Wales	135,053	105,552	130,986	70,729
Other feedstocks	2,988	4,434	3,360	4,534

Refinery yields – barrels per day	314,348	267,988	307,714	215,285
United States – discontinued operations	176,307	158,002	173,368	140,022
Gasoline	67,596	62,873	69,457	57,616
Kerosine	14,244	8,950	14,937	9,973
Diesel and home heating oils	50,382	46,542	50,435	38,519
Residuals	18,871	19,105	17,028	18,420
Asphalt, LPG and other	22,203	18,684	19,844	14,352
Fuel and loss	3,011	1,848	1,667	1,142
United Kingdom	138,041	109,986	134,346	75,263
Gasoline	34,496	29,697	32,670	18,831
Kerosine	17,459	15,326	17,183	10,683
Diesel and home heating oils	46,714	34,503	46,360	22,179
Residuals	15,048	10,447	13,862	7,207
Asphalt, LPG and other	21,049	16,354	21,183	13,471
Fuel and loss	3,275	3,659	3,088	2,892

Petroleum products sold – barrels per day	594,619	584,306	586,928	524,092
Total United States	457,729	467,119	451,644	445,897
United States manufacturing – discontinued operations	183,997	160,902	174,618	141,523
Gasoline	80,983	70,328	80,479	65,018
Kerosine	14,245	8,952	14,937	9,973
Diesel and home heating oils	51,161	46,542	50,433	38,519
Residuals	18,424	18,516	16,870	18,151
Asphalt, LPG and other	19,184	16,564	11,899	9,862
United States marketing	419,375	432,039	422,531	417,884
Gasoline	320,520	339,956	323,812	330,194
Kerosine	15,014	10,968	14,929	9,986
Diesel and other	83,841	81,115	83,790	77,704
United States intercompany elimination	(145,643)	(125,822)	(145,505)	(113,510)
Gasoline	(80,983)	(70,328)	(80,479)	(65,018)
Kerosine	(14,244)	(8,952)	(14,937)	(9,973)
Diesel and other	(50,416)	(46,542)	(50,089)	(38,519)
United Kingdom	136,890	117,187	135,284	78,195
Gasoline	36,643	30,389	34,459	21,005
Kerosine	18,625	15,587	16,961	10,765
Diesel and home heating oils	47,614	38,572	47,409	26,496
Residuals	14,493	11,786	14,526	7,414
LPG and other	19,515	20,853	21,929	12,515

Unit margins per barrel:
United States refining[1] – discontinued operations	$4.82	$0.23	$3.45	$(0.68)
United Kingdom refining and marketing	(1.66)	(1.84)	(1.37)	(1.75)
United States retail marketing:
Fuel margin per gallon[2]	$0.200	$0.137	$0.165	$0.128
Gallons sold per store month	279,997	313,140	278,442	307,276
Merchandise sales revenue per store month	$164,953	$161,352	$158,385	$152,875
Merchandise margin as a percentage of merchandise sales	13.1%	13.5%	13.2%	13.0%
Store count at end of period (Company operated)	1,120	1,083	1,120	1,083

[1]	Represents refinery sales realizations less cost of crude and other feedstocks and refinery operating and depreciation expenses.
[2]	Represents net sales prices for fuel less purchased cost of fuel.